For Immediate Release
---------------------

EPOCH ANNOUNCES 18% INCREASE IN ASSETS UNDER MANAGEMENT;
SELECTION BY TEACHERS' RETIREMENT SYSTEM OF OKLAHOMA

NEW YORK--(BUSINESS WIRE) - October 4, 2006 -- Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") increased to $3.84 billion as of September 30, 2006 from $3.25 billion as of June 30, 2006.

"Our AUM increased 18% during the quarter ended September 30, 2006. We continue to see an interest in All-Cap mandates by both the institutional and consulting communities," said William W. Priest, Chief Executive Officer of the Company. "The quarter included a significant All-Cap mandate from the Teachers' Retirement System of Oklahoma. We also received additional mandates in our Global Absolute Return and our Global Shareholder Yield services."

"Epoch's U.S. All Cap Value service has consistently provided superior risk-adjusted returns using an investment strategy that minimizes volatility and risks and identifies investment opportunities in the market based on companies' intelligent use of free cash flow," said Mr. Priest. "We are pleased to be working with the Teachers' Retirement System of Oklahoma and value the confidence and faith they have placed in our firm."

Continued Mr. Priest, "With our experienced management team, a commitment to transparency and strong corporate governance and compliance, we are confident that we will be able to serve the changing needs of our clients well into the years ahead."


About Epoch Holding Corporation
-------------------------------

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap Value.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:

Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com
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